Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn
(612) 761-6735

John Hulbert
(612) 761-6627

TARGET  CORPORATION  THIRD QUARTER

EARNINGS PER SHARE $0.56

Company Announces $10 Billion Share Repurchase Authorization

and Provides Update on Credit Card Receivables Ownership Review

                MINNEAPOLIS, November 20, 2007 — Target Corporation (NYSE:TGT) today reported net earnings of $483 million, or 56 cents per share, for the third quarter ended November 3, 2007 compared with $506 million, or 59 cents per share, in the third quarter ended October 28, 2006. All earnings per share figures refer to diluted earnings per share.

The company also announced that its Board of Directors has authorized a new $10 billion share repurchase program, replacing the previous authorization.

Third Quarter Earnings

“Our third quarter earnings were disappointing due to soft sales in our higher margin categories, leading to lower-than-expected gross margin in our core retail operations,” said Bob Ulrich, chairman and chief executive officer. “However, we have not observed any meaningful change in the intensity of the competitive environment and continue to believe that we are well-positioned to operate in a variety of sales environments going forward.”

Total revenues in the third quarter increased 9.3 percent to $14.835 billion from $13.570 billion in 2006, reflecting a 3.7 percent increase in comparable-store sales combined with the contribution from new stores and credit card operations. (Total revenues include retail sales and net credit card revenues. Comparable-store sales are sales from stores open longer than one year.)

Earnings before interest and income taxes (EBIT) were $958 million, compared with $957 million in the third quarter a year ago. A key factor in this EBIT performance was unfavorable gross margin performance resulting from weaker sales in higher margin categories such as apparel and home. Third quarter expense rate was essentially unchanged from prior year, while the contribution from credit card operations remained strong. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

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The contribution from the company’s credit card operations to third quarter earnings before taxes (EBT), net of the allocated interest expense, was $157 million, an increase of $23 million, or 17.1 percent, from the same period in 2006. This increase was driven by strong revenue growth, offset by higher bad debt expense. Average receivables in the quarter increased 19.6 percent over 2006, partially driven by a product change from proprietary Target Cards to higher-limit Target Visa cards for a group of higher credit-quality Target Card guests.

Net interest expense for the quarter increased $28 million compared with third quarter 2006 primarily due to higher average debt balances, including the debt to fund growth in accounts receivable.

The company’s effective income tax rate for the third quarter was 38.1 percent in 2007 compared with 37.4 percent in 2006. For the full year, the effective income tax rate is still expected to increase modestly from last year’s 38.0 percent rate.

Share Repurchase

Under a share repurchase program that began in 2004 and was increased by the Board to an $8 billion authorization in June 2007, the company repurchased $172 million of its common stock during the third quarter of 2007, acquiring 3.0 million shares at an average price of $57.29 per share. During the first three quarters of 2007, the company repurchased $1.2 billion of its common stock, acquiring 19.7 million shares at an average price of $60.72 per share. Program-to-date, the company has acquired 90.7 million shares of its common stock at an average price per share of $51.20, reflecting a total investment of approximately $4.6 billion.

Target also announced today that its board has authorized a new $10 billion share repurchase program that replaces the prior authorization. At recent share price levels, this authorization represents more than 20 percent of outstanding shares. The program is expected to be completed within three years, with the pace of repurchase activity being dependent on many factors, including: the strength of our business operations, the maintenance of an appropriate credit profile, capital reinvestment opportunities, access to adequate liquidity and debt and equity capital market conditions. Based on current conditions and outlook, a significant portion of the program is expected to be completed by the end of 2008. This new authorization is not contingent on any specific outcome from the review of the ownership of Target’s credit card receivables.

“This repurchase program will be partially funded by an increase in the use of debt in our capital structure,” Bob Ulrich said. “We believe this new program will maintain our strong investment-grade debt ratings within a prudent range while allowing for substantial value to be returned to our shareholders. Given our prospects for continued profitable market-share growth, we believe share repurchase is a particularly attractive use of our capital at this time.”

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2

Credit Card Receivables Ownership Review

On September 12, 2007, Target announced that it would review potential ownership alternatives for its credit card receivables, specifically whether Target or a financial institution is better suited to own those receivables. The focus of the company’s review remains on the economics of possible alternatives, while maintaining the highest brand standards for its financial products and services, continuing to invest in its outstanding financial services team and delivering an exceptional and integrated credit and retail guest experience.

 “At this point in the review, it is clear that if a transaction occurs, it would involve sharing a meaningful portion of our future pre-tax credit card contribution with a new partner.” said Doug Scovanner, chief financial officer. “As a result, we are continuing to evaluate whether the benefits of a potential transaction outweigh its expected dilutive impact on earnings per share. Regardless of the outcome, we remain committed to maintaining our core financial services operation and growing and developing our best-in-class Target Financial Services team.”

For reference, pre-tax contribution from our credit card operations in 2007 is expected to total approximately $600 million. The outcome of the credit card receivables ownership review remains uncertain at this time, but it is expected to be completed by the end of December.

Miscellaneous

Target Corporation will webcast its third quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on November 23, 2007. The replay number is (800) 642-1687 (passcode: 7390928).

Forward-looking statements in this release, including the outlook for earnings, market share growth, credit card performance, full year tax rate, and the timing to complete the new share repurchase program, should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s 2006 Form 10-K.

Target Corporation’s continuing operations include large, general merchandise and food discount stores, as well as an on-line business called Target.com. At quarter-end, the company operated 1,591 Target stores in 47 states.

                Target Corporation news releases are available at www.target.com.

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(Tables Follow)

3

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	Nov. 3,	Oct. 28,		Nov. 3,	Oct. 28,
(millions, except per share data) (unaudited)	2007	2006	Change	2007	2006	Change
Sales	$14,342	$13,156	9.0%	$42,132	$38,609	9.1%
Net credit card revenues	493	414	19.0	1,364	1,171	16.4
Total revenues	14,835	13,570	9.3	43,496	39,780	9.3
Cost of sales	9,771	8,891	9.9	28,396	26,050	9.0
Selling, general and administrative expenses	3,455	3,151	9.7	9,875	9,016	9.5
Credit card expenses	222	182	21.8	574	512	12.0
Depreciation and amortization	429	389	10.2	1,225	1,094	12.0
Earnings before interest expense and income taxes	958	957	0.1	3,426	3,108	10.2
Net interest expense	177	149	18.2	467	421	10.9
Earnings before income taxes	781	808	(3.2)	2,959	2,687	10.1
Provision for income taxes	298	302	(1.3)	1,138	1,019	11.7
Net earnings	$483	$506	(4.4)%	$1,821	$1,668	9.1%
Basic earnings per share	$0.57	$0.59	(3.0)%	$2.14	$1.93	10.7%
Diluted earnings per share	$0.56	$0.59	(3.5)%	$2.11	$1.92	10.2%
Weighted average common shares outstanding
Basic	845.6	857.8		850.8	863.1
Diluted	851.0	864.4		856.3	869.7

Subject to reclassification

Consolidated Statements of Financial Position

	Nov. 3,	Oct. 28,
(millions) (unaudited)	2007	2006
Assets
Cash and cash equivalents	$627	$451
Accounts receivable, net	7,120	5,634
Inventory	8,746	7,797
Other current assets	1,841	1,466
Total current assets	18,334	15,348
Property and equipment
Land	5,387	4,739
Buildings and improvements	17,211	14,992
Fixtures and equipment	3,659	3,311
Computer hardware and software	2,361	2,078
Construction-in-progress	2,524	2,483
Accumulated depreciation	(7,536)	(6,677)
Property and equipment, net	23,606	20,926
Other non-current assets	1,349	1,593
Total assets	$43,289	$37,867

Liabilities and Shareholders’ Investment
Accounts payable	$7,852	$7,086
Accrued and other current liabilities	2,812	2,582
Current portion of long-term debt and notes payable	2,899	2,253
Total current liabilities	13,563	11,921
Long-term debt	11,239	9,123
Deferred income taxes	421	714
Other non-current liabilities	1,906	1,309
Shareholders’ investment
Common stock	70	72
Additional paid-in-capital	2,636	2,307
Retained earnings	13,630	12,423
Accumulated other comprehensive loss	(176)	(2)
Total shareholders’ investment	16,160	14,800
Total liabilities and shareholders’ investment	$43,289	$37,867
Common shares outstanding	845.0	858.9

Subject to reclassification

Consolidated Statements of Cash Flows

	Nine Months Ended
	Nov. 3,	Oct. 28,
(millions) (unaudited)	2007	2006
Operating Activities
Net earnings	$1,821	$1,668
Reconciliation of net earnings to operating cash flows
Depreciation and amortization	1,225	1,094
Share-based compensation expense	59	64
Deferred income taxes	(72)	(167)
Bad debt provision	311	278
Loss on disposal of property and equipment, net	34	58
Other non-cash items affecting earnings	82	33
Changes in operating accounts providing / (requiring) cash:
Accounts receivable originated at Target	(260)	(44)
Inventory	(2,492)	(1,961)
Other current assets	(164)	(111)
Other non-current assets	4	4
Accounts payable	1,277	818
Accrued liabilities	(297)	(66)
Other non-current liabilities	58	44
Cash flow provided by operations	1,586	1,712
Investing Activities
Expenditures for property and equipment	(3,418)	(3,004)
Proceeds from disposal of property and equipment	53	20
Change in accounts receivable originated at third parties	(978)	(203)
Other investments	(189)	(119)
Cash flow required for investing activities	(4,532)	(3,306)
Financing Activities
Increase in notes payable, net	578	955
Additions to short-term notes payable	1,000	—
Additions to long-term debt	3,650	1,250
Reductions of long-term debt	(1,254)	(752)
Dividends paid	(324)	(277)
Repurchase of stock	(1,071)	(901)
Stock option exercises and related tax benefit	204	126
Other	(23)	(4)
Cash flow provided by financing activities	2,760	397
Net decrease in cash and cash equivalents	(186)	(1,197)
Cash and cash equivalents at beginning of period	813	1,648
Cash and cash equivalents at end of period	$627	$451

Subject to reclassification

Number of Stores, Retail Square Feet and Comparable-store Sales

	Number of Stores		Retail Square Feet (a)
	Nov. 3,	Oct. 28,	Nov. 3,	Oct. 28,
(unaudited)	2007	2006	2007	2006	Change
Target general merchandise stores	1,381	1,318	170,518	161,152	5.8%
SuperTarget stores	210	176	37,022	31,073	19.1%
Total	1,591	1,494	207,540	192,225	8.0%

(a)  In thousands; reflects total square feet, less office, distribution center and vacant space.

	Three Months Ended		Nine Months Ended
	Nov. 3,	Oct. 28,	Nov. 3,	Oct. 28,
(unaudited)	2007	2006	2007	2006
Comparable-store sales (b)	3.7%	4.6%	4.3%	4.8%

(b)  Comparable-store sales growth is calculated by comparing sales in current year periods to comparable, prior year periods of equivalent length.

Credit Card Contribution to Earnings Before Tax

Effective February 2007, the Company redefined Credit Card Contribution to Earnings Before Taxes (EBT). We have reclassified prior period amounts to conform to the current year disclosure. These reclassifications had no effect on our Consolidated Statements of Operations.

	Three Months Ended		Nine Months Ended
	Nov. 3,	Oct. 28,	Nov. 3,	Oct. 28,
(millions) (unaudited)	2007	2006	2007	2006
Revenues
Finance charges	$334	$279	$935	$812
Interest expense (a)	(86)	(72)	(243)	(202)
Net interest income	248	207	692	610
Late fees and other revenues	113	101	311	261
Third-party merchant fees	46	34	118	98
New account and loyalty rewards discounts (b)	(24)	(22)	(72)	(72)
Non-interest income	135	113	357	287
Total credit card revenues	383	320	1,049	897
Expenses
Bad debt provision	130	97	311	278
Operations and marketing	92	85	263	234
Allocated depreciation charge (c)	4	4	12	11
Total expenses	226	186	586	523
Credit card contribution to EBT	$157	$134	$463	$374
As a percentage of average receivables (annualized)	8.6%	8.8%	8.9%	8.3%
Net interest margin (annualized) (d)	13.6%	13.6%	13.4%	13.5%

Receivables
(millions)
Period-end receivables	$7,652	$6,148
Average receivables	$7,324	$6,123	$6,908	$6,007
Accounts with three or more payments (60+ days) past due as a percentage of period-end receivables	3.8%	3.9%
Accounts with four or more payments (90+ days) past due as a percentage of period-end receivables	2.6%	2.5%

Allowance for Doubtful Accounts
(millions)
Allowance at beginning of period	$509	$501	$517	$451
Bad debt provision	130	97	311	278
Net write-offs	(107)	(84)	(296)	(215)
Allowance at end of period	$532	$514	$532	$514
As a percentage of period-end receivables	7.0%	8.4%	7.0%	8.4%
Net write-offs as a percentage of average receivables (annualized)	5.8%	5.5%	5.7%	4.8%

(a)          Represents an allocation of consolidated interest expense based on estimated funding costs for average net accounts receivable and other financial services assets and is included in net interest expense in our Consolidated Statements of Operations.

(b)         Primarily consists of new account and loyalty rewards program discounts on our REDcard products, which are included as reductions of sales in our Consolidated Statements of Operations.

(c)          Included in depreciation and amortization in our Consolidated Statements of Operations.

(d)         Net interest income divided by average accounts receivable.